UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2005

KOS PHARMACEUTICALS, INC

(Exact name of registrant as specified in its charter)

FLORIDA	000-22171	65-0670898

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 CEDAR BROOK DRIVE
CRANBURY, NJ 08512-3618
(Address of principal executive offices)

609-495-0920
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Effective May 2, 2005, Kos Pharmaceuticals, Inc. (the “Company” or “Kos”) entered into a Distribution and Product Acquisition Agreement (the “Distribution Agreement”) with Biovail Laboratories International SRL (“BLS”), and a Supply and Employee Agreement (the “Supply Agreement”) with Biovail Pharmaceuticals, Inc. (“BPI”). Under the two agreements, the Company paid an aggregate of approximately $104 million to acquire (i) the rights to the products Teveten® and Teveten HCT® in the United States, Puerto Rico and the U.S. Virgin Islands, (ii) the exclusive distribution rights for Cardizem® LA in the United States and Puerto Rico, (iii) the right to commercialize Vasocard®, a single tablet formulation of Cardizem® LA and enalapril, in the United States and Puerto Rico following the completion of its development, and (iv) the right of first negotiation for sales and distribution rights in the United States and Puerto Rico with respect to two other products under development by BLS or its affiliates. In addition to such amount, the Company agreed to purchase certain inventory of the Teveten® and Teveten HCT® products totaling approximately $3,496,364.

     Under the Distribution Agreement, BLS is responsible for the development and approval of the Vasocard® product and Kos will make payments to BLS based on the completion of specific development milestones. The term of the Distribution Agreement commences as of May 2, 2005 and shall continue, subject to other terms, conditions and provisions of the Distribution Agreement regarding early termination, with respect to the Vasocard® product, until the product is no longer in development; and with respect to Cardizem® LA, on the fourth anniversary of the first date of entry of a generic of the Cardizem® LA products in the United States or Puerto Rico.

     Under the terms of the Supply Agreement, BPI will serve as the exclusive supplier of Cardizem® LA to the Company. The Company will pay BPI a supply price and the Company will be the exclusive distributor of the Cardizem® LA product in the United States and Puerto Rico. Pursuant to the Supply Agreement, the Company will offer to hire approximately 200 BPI employees (sales representatives and other commercial employees). Additional payments under the Supply Agreement will be subject to yearly sales and certain minimum threshold requirements. The term of the Supply Agreement commences as of May 2, 2005 and, subject to other terms, conditions and provisions of the Supply Agreement regarding early termination, shall continue until the expiration or termination of the Distribution Agreement with respect to the Cardizem® LA product.

     Certain statements in this Report on Form 8-K, including statements regarding the Company’s expectations regarding BLS’s ability to complete development of the R&D products and projects Kos is acquiring rights to, BLS’s ability to obtain regulatory approval for the products in development, the Company’s ability to acquire the rights to the additional products from BLS, BLS’s ability to complete its development activities in a timely manner, are forward-looking and are subject to risks and uncertainties. These risks and uncertainties include the continued market acceptance of the acquired products, the growth in sales of the acquired products, the Company’s ability to successfully commercialize the acquired products, the ability of the Company to establish and expand its sales force, the Company’s ability to develop in conjunction with BLS the development projects, the ability of BLS and other third party suppliers to meet their respective production requirements, the Company’s ability to continue to develop new products, the validity, scope and enforceability of the Company’s patents and those related to the acquired products, the Company’s ability to attract and retain sales professionals including the BPI employees, the Company’s ability to grow revenue and control expenses, the protection afforded by the Company’s patents and those related to the acquired products, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. Actual results may differ materially from our projections. A more detailed discussion of risks attendant to the forward-looking statements included in this report are set forth in the “Forward-Looking Information: Certain Cautionary Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission and in other documents filed with the SEC.

Item 2.01 Completion of Acquisition or Disposition of Assets.

     Please refer to Item 1.01 above.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOS PHARMACEUTICALS, INC.
By: /s/ Andrew I. Koven
Name:	Andrew I. Koven
Title:	Executive Vice President, General Counsel & Corporate Secretary

Dated: May 2, 2005

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